BELL MICROPRODUCTS

CONTACT:	Rob Damron Investor Relations Representative Bell Microproducts Inc.

(414) 224-1668

ir@bellmicro.com

FOR IMMEDIATE RELEASE

BELL MICROPRODUCTS REPORTS FIRST QUARTER RESULTS
First Quarter Revenues Grew 8% to a Record $867 Million
Europe Returns to Profitability Driven by Revenue Growth, Margin Improvement and Cost Control
North American and Latin American Regions Continue to Post Solid Performance

SAN JOSE, CA—(April 26, 2006)— Bell Microproducts Inc. (Nasdaq: BELM) today announced its financial results for the first quarter ended March 31, 2006.

Revenues for the first quarter of 2006 reached a record $867 million, increasing 8% over first quarter 2005 revenues of $804 million, and increasing 3% over fourth quarter 2005 revenues of $842 million. Currency translation with the Euro and the Pound negatively impacted revenues by $27 million as compared to the first quarter of 2005 and had a slight positive impact as compared to the fourth quarter of 2005. Net earnings, excluding the impact of non-cash stock based compensation expense, were $2.9 million, or $0.10 per share on 30.5 million diluted shares. GAAP net earnings were $2.5 million, or $0.08 per share on 30.5 million diluted shares. This compares to last year’s first quarter GAAP net earnings of $4.4 million, or $0.15 per share on 29.6 million diluted shares. In the fourth quarter of 2005, the company reported a GAAP net loss of $9.4 million, or $0.31 per share on 29.9 million basic shares.

Commenting on the first quarter 2006 financial results, W. Donald Bell, President and Chief Executive Officer of Bell Microproducts said, “We are pleased to report record quarterly revenue and a significant improvement in profitability from Q4 of last year. We generated revenue growth in all geographies and most major continuing product categories during the quarter as compared to the same period in 2005. We made significant progress in Europe during the quarter and returned this portion of our business to profitability. The European improvement resulted from revenue growth, higher gross margins and the benefits of cost control. Our North American operations generated solid results during the first quarter of 2006, and we had a record quarter in Latin America in revenue and gross margins.”

Geographic Highlights

•	Revenue in the first quarter of 2006 was split among the company’s geographies as follows: North America 40%, Europe 45%, and Latin America 15%.

•	North American revenue increased 4% compared to the first quarter of 2005.

•	Latin American revenue increased 35% compared to the first quarter of 2005. Excluding the acquisition of Net Storage Computers in Brazil, revenue increased 23%.

•	European revenue increased 5% compared to the first quarter of 2005, driven by the acquisition of MCE. Sales of existing divisions declined 8% due to currency effects and restructuring actions taken late last year. Without the impact of currency translation, European revenue grew by 13% in local currency.

Solutions and Components and Peripherals Highlights

•	For the first quarter of 2006, Solutions represented 48% of the company’s product mix and Components and Peripherals accounted for 52% of the mix.

•	Revenue in the Solutions category of the company’s business increased 4% compared to the first quarter of 2005, driven by storage solutions, software, and services.

•	Components and Peripherals sales increased 12% compared to the first quarter of 2005, driven by disk drives and Industrial Components.

Operating Trends

Gross profit margins in the first quarter increased to 7.3% compared to 7.1% in the first quarter of 2005 and 7.0% in the fourth quarter of 2005. The year-over-year and sequential improvement in product gross margin percentage was primarily due to higher margins on software and disk drives during the quarter, especially in Europe.

Operating Expenses, as a percent of sales increased to 6.2% from 5.6% in the first quarter of 2005 and declined from 7.9% in the fourth quarter of 2005 when the company took a special charge. The year-over-year increase was primarily due to the related expenses associated with the December 2005 acquisition of MCE and investments in sales and value-added infrastructure in the company’s North American business.

Operating Margin was 1.1% for the quarter as compared to 1.5% in the first quarter of 2005 and (0.9%) in the fourth quarter of 2005.

The tax rate for the quarter was 34.5%. This was the result of the return to profitability in Europe and the ability to utilize certain accumulated tax loss carryforwards from prior periods.

Inventories were $346 million at March 31, 2006 compared to $282 million at March 31, 2005 and $318 million at December 31, 2005. Days in inventory (DIO) were 39 days in the first quarter of 2006, compared to 34 days in the first quarter of 2005, and 37 days in the fourth quarter of 2005.

Accounts Receivable were $462 million at March 31, 2006 compared to $401 million at March 31, 2005, and $422 million at December 31, 2005. Days sales outstanding (DSO) were 48 days in the first quarter of 2006 versus 45 days in the first quarter of 2005, and 45 days in the fourth quarter of 2005.

The company’s cash conversion cycle was 43 days in the first quarter of 2006 compared to 42 days in the first quarter of 2005, and 42 days in the fourth quarter of 2005. Total debt net of cash was $296 million as of March 31, 2006 compared to $256 million at March 31, 2005, and $266 million as of December 31, 2005.

Management Discussion and Outlook

Mr. Bell commented, “We are pleased to report that we returned our European operations to profitability during the first quarter of 2006. The key drivers to this profit improvement were growth in both our distribution business and our OpenPSL enterprise business segment, margin improvements in major product segments and the control of our cost base. This was accomplished even with the discontinuance of certain operations and products having a negative impact on European sales in Q1 of approximately $40 million as compared to Q1 2005 and $10 million compared to Q4 of 2005.”

“Our Latin America business achieved record revenues and gross margins that was the result of strong sales and a focus on margin improvement. We experienced strength in our in-country operations in Latin America. Additionally, our business in the balance of Latin America, which is served by our Miami-based Latin American headquarters facility, also performed well.”

“We made investments in strategic programs and personnel in our North American industrial, single tier, and value added capabilities, and posted solid results in a quarter that seasonally has a lower mix of enterprise products. Bell Micro recently opened an additional 35,000 square foot value added facility in San Jose, California, which adds capacity to complement the company’s five existing value added facilities in North America. We expect to achieve the first output of this facility, which will integrate storage systems and servers in Q2 of this year. Additionally, similar to profit enhancement actions taken in Europe, we eliminated sales in the USA of approximately $35 million in Q1, as compared to Q4 of 2005, of low margin products to certain retail and direct response marketer customers.”

“We believe the actions taken to improve gross profit margins and to reduce the cost base in Europe will result in further gains in profitability in this region as the year unfolds. We have also invested in each segment of the business in North America and Latin America and expect increased contribution to profits from these investments in the later part of the year.”

“We made substantial progress in the first quarter. We are entering a seasonally slower period in Europe and North America in Q2, but are optimistic about our performance improving each quarter and specifically in the second half. We are focused on improving our enterprise program, expanding and improving value added capabilities in North America and Europe, and are better positioned to improve our sales and profits.”

“We expect the second quarter market to exhibit typical seasonality. We estimate second quarter revenue will be in the range of $810 to $840 million and because of additional profit improvement, we estimate EPS will be in the range of $0.07 to $0.11 per share, excluding the impact of non-cash stock based compensation, which is expected to be about 1.5 cents in Q2.”

“We believe we are positioned for further improvements in all portions of our business as the year progresses.”

Conference Call on the Web

Bell Microproducts will host a conference call to discuss first quarter 2006 results at 12:00 Noon Eastern time on Wednesday, April 26, 2006. A live Internet broadcast of the company’s conference call will be available via the company’s web site at www.bellmicro.com.

About Bell Microproducts

Bell Microproducts is an international, value-added provider of a wide range of high-technology products, solutions, and services to the industrial and commercial markets. The company’s offering includes semiconductors, computer platforms, peripherals, and storage products of various types including desktop, high-end computer and storage subsystems, fibre channel connectivity products, RAID, NAS and SAN storage systems and back-up products. Bell Microproducts is an industry-recognized specialist in storage products and is one of the world’s largest storage-centric value-added distributors.

The company’s products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. The company adds value with a broad range of services including system design, integration, installation, maintenance, and other consulting services. Trained and certified technical personnel provide these services at Bell Microproducts’ ISO 9001:2000 facilities. Bell Microproducts markets and distributes more than 140 brand name product lines, as well as its own Rorke Data storage products and Markvision memory modules, to original equipment manufacturers (OEMs), contract electronic manufacturing services (CEMS) customers, value-added resellers (VARs) and system integrators in the Americas and Europe. More information can be found in the company’s SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.

Use of Non-GAAP Financial Measures

The company believes presentation of earnings and operating expense information excluding non-cash stock based compensation expense to be useful information regarding the operational performance of the company’s business and to allow investors to more accurately compare 2006 performance to 2005 performance during which time the company was not required to recognize all of such expenses. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. The company has included tables which compare the GAAP and non-GAAP financial results as part of this release.

Safe Harbor Statement

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the company’s current views of our efforts to improve performance and the expected results for the second quarter of 2006 involve known and unknown risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: changing industry and economic conditions; changes in product supply, pricing, and customer demand; competition; other vagaries in the computer and electronic components markets; effects of acquisitions and restructuring initiatives; changes in relationships with key suppliers; availability of financing; foreign currency fluctuations and the other risks described from time to time in the company’s reports to the Securities and Exchange Commission (including the company’s Annual Report on Form 10-K). Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any forward-looking statements.

BELL MICROPRODUCTS INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2006		December 31, 2005
ASSETS
Current assets:
	$		$
Cash		15,382		29,927
Accounts receivable, net		461,538		421,535
Inventories		345,722		318,174
Prepaid expenses and other current assets		31,775		29,039

Total current assets		854,417		798,675

Property and equipment, net		12,674		13,212
Goodwill and other intangibles		110,116		109,968
Other assets		11,141		11,477
	$		$
Total assets		988,348		933,332

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
	$		$
Accounts payable		389,479		346,275
Borrowings under lines of credit		64,341		28,747
Short-term note payable and current portion of
long-term notes payable		7,125		10,639
Other accrued liabilities		57,464		66,832

Total current liabilities		518,409		452,493
Borrowings under lines of credit		91,224		107,733
Long-term notes payable		147,265		147,353
Other long-term liabilities		6,258		5,372
Total liabilities		763,156		712,951

Shareholders' equity:
Common Stock		179,962		178,872
Retained earnings		35,115		32,655
Other comprehensive income		10,115		8,854
Total shareholders' equity		225,192		220,381

	$		$
Total liabilities and shareholders’ equity		988,348		933,332

BELL MICROPRODUCTS INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2006	2005
Net sales	$866,515	$803,948
Cost of sales	803,240	746,649

Gross profit	63,275	57,299
Selling, general and administrative expenses	53,534	45,445

Income from operations	9,741	11,854
Interest expense and other income	(5,986)	(4,818)

Income before income taxes	3,755	7,036
Provision for income taxes	1,295	2,660

Net income	$2,460	$4,376

Earnings per share
Basic	$0.08	$0.15

Diluted	$0.08	$0.15

Shares used in per share calculation
Basic	30,192	28,795

Diluted	30,547	29,635

BELL MICROPRODUCTS INC.
Non-GAAP Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Excluding Stock-based
	Compensation Expense
	Three Months Ended March 31,
	2006	2005
Net sales	$866,515	$803,948
Cost of sales	803,240	746,649

Gross profit	63,275	57,299
Selling, general and administrative expenses	52,850	45,131

Income from operations	10,425	12,168
Interest expense and other income	(5,986)	(4,818)

Income before income taxes	4,439	7,350
Provision for income taxes	1,531	2,778

Net income	$2,908	$4,572

Earnings per share
Basic	$0.10	$0.16

Diluted	$0.10	$0.15

Shares used in per share calculation
Basic	30,192	28,795

Diluted	30,547	29,635

Non-GAAP presentation does not include pre-tax stock based compensation expense of $ $684,000 and $314,000 for the three months ended March 31, 2006 and 2005, respectively.